Exhibit 10.2

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Second Amendment”) is executed as of May 5, 2016, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and Marc A. Hoffman (the “Executive”).

WHEREAS, Sunstone, the Operating Partnership and the Executive are parties to an

Employment Agreement dated August 4, 2010 (as amended by that certain Amendment No. 1 to Employment Agreement dated October 28, 2015, the “Employment Agreement”);

WHEREAS, the parties desire to extend the Initial Termination Date of the Employment Agreement to November 2, 2016; and

WHEREAS, subject to the terms herein, Sunstone, the Operating Partnership and the Executive desire to amend the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Employment Period. Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on November 2, 2016 (the “Initial Termination Date”); provided,  however, that this Agreement shall be automatically extended for three additional years on the Initial Termination Date and on each subsequent third anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect. For the avoidance of doubt, non-renewal of the Agreement pursuant to the proviso contained in the preceding sentence shall not constitute a termination without Cause or for Good Reason (each as defined below).”

2.

Effect on Employment Agreement. This Second Amendment shall be and, as of the date hereof, is hereby incorporated into and forms a part of, the Employment Agreement.  The terms of the Employment Agreement not modified by this Second Amendment will remain in force and are not affected by this Second Amendment.

3.

Miscellaneous. This Second Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  Capitalized terms used but not defined in this Second Amendment shall have the meanings ascribed to them in the Employment Agreement.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

EXECUTIVE:SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

/s/ Marc A. Hoffman By: /s/ John V. Arabia

Marc A. HoffmanName: John V. Arabia

    Its: President and Chief Executive Officer

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

By: Sunstone Hotel Investors, Inc.

Its: Managing Member

By: /s/ John V. Arabia

Name: John V. Arabia

Its: President and Chief Executive Officer